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                                                                   Exhibit 99.6

FOR IMMEDIATE RELEASE

CONTACTS:
---------

LJL BIOSYSTEMS, INC.:                                MEDIA RELATIONS:
---------------------                                ----------------

LARRY TANNENBAUM                                     FRIESTEDT INTERNATIONAL
CFO AND SENIOR VICE PRESIDENT                        SUSANNE FRIESTEDT
408-548-0542                                         619-223-8844
Ltannenbaum@ljlbio.com                               friestintl@aol.com


LJL BIOSYSTEMS, INC. PRE-ANNOUNCES RECORD FOURTH QUARTER 1999 REVENUE GROWTH OF GREATER THAN 140%

     -    Growing customer base, including three new pharmaceutical customers:
          Pfizer, Hoffman-La Roche and Warner-Lambert

     - Strong repeat business, European sales and reagent purchases highlight quarter

     -    100th system shipped in fourth quarter

SUNNYVALE, CA - JANUARY 12, 2000 - LJL BioSystems, Inc. (NASDAQ: LJLB) today announced preliminary revenue of approximately $4.0 million for the fourth quarter ended December 31, 1999. These initial results compare to revenue of $1.6 million in the fourth quarter of 1998 and represent more than a 140% increase over the year ago quarter and more than 50% growth from the third quarter of 1999. Anticipated losses for the quarter will be less than expected due to the strong revenue. For the full year, LJL expects to report approximately $9.9 million in revenue, more than a 120% increase over 1998 revenue. The Company expects to end the year with cash, cash equivalents and investments of approximately $8.5 million compared to $ 9.5 million as of September 30, 1999. Final results will be reported on February 2, 2000.

During the fourth quarter, LJL added several new customers, including three major pharmaceutical companies: Pfizer, Hoffman-La Roche, and Warner-Lambert. The Company shipped its 100th system just a little more than one and a half years after commencing shipment of its first High Throughput Screening (HTS) instrument. During this time, LJL has successfully penetrated its target customer base, and sold systems to 21 of the top 25 pharmaceutical companies in the world, with approximately two-thirds of those customers ordering more than one unit.

"We are exceptionally pleased with our achievements in the fourth quarter and for the entire year. Demand for our systems remains excellent as many of our customers continue placing follow-on orders. Acquest-TM-, European and reagent revenues were particularly strong during the fourth quarter. We believe this demonstrates that LJL's products successfully meet our customers'


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needs for ultra-high throughput and miniaturization," commented Lev J.
Leytes, Chairman and CEO of LJL. "We have experienced how mergers in the pharma industry can create increased opportunities for LJL as the combination of compounds and targets from one company with another's increases the pressure for more screening."

"We are extremely proud of the significant progress LJL has made in 1999. We not only succeeded in penetrating large pharmaceutical and biotechnology companies with our mission-critical infrastructure tools for drug discovery, but also created a new, exciting Genomics Group to extend our technology into the rapidly expanding field of SNP (Single Nucleotide Polymorphisms) discovery and scoring. Our systems are being utilized to genotype SNPs at leading genomics centers and research labs," stated Leytes.

LJL management will be presenting at the Chase Hambrecht & Quist Healthcare Conference in San Francisco, CA on Thursday, January 13, 2000 at 9:00am.

ABOUT LJL BIOSYSTEMS, INC.

LJL BioSystems supplies infrastructure tools to pharmaceutical and biotech companies engaged in the highly competitive search for new medicines in the genomics era. LJL's family of proprietary products, marketed as CRITERION-TM-, consists of instruments, consumables, and services. The Company intends to establish CRITERION as the gold standard for addressing many of the key bottlenecks in drug discovery. LJL's worldwide customers include, among others, AstraZeneca, Bristol Myers Squibb, Eli Lilly and Company, Johnson and Johnson, Merck and Co., Tularik, Inc., Millennium Pharmaceuticals, Inc., DuPont Pharmaceuticals Company, Amgen, Inc., Monsanto Company, Pharmacia & Upjohn and SmithKline Beecham. LJL is headquartered in Sunnyvale, California and has a subsidiary in the United Kingdom. Additional information on LJL and CRITERION technology can be found at www.ljlbio.com

FORWARD-LOOKING STATEMENTS

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act, including statements regarding LJL's "expectations", "goals", "beliefs", "hopes", "designs", "intentions", "strategies" or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including such factors, among others, as the impact of competitive products and pricing, the timely development and market acceptance of new products, the ability to raise capital, concentration of HTS and Ultra-HTS markets, market conditions, the mix between domestic and international sales, manufacturing and cost of LJL's products, dependence on collaborative partners, the enforcement of intellectual property rights, and uncertainties relating to sole source suppliers, technological approaches, FDA and other regulatory approvals. These and other risk factors are discussed in LJL's Report on Form 10-K, filed March 30, 1999, Reports on Form 10-Q filed May 14, 1999, August 16, 1999 and November 15, 1999 and Form S-3 dated July 22, 1999 (see, in particular, Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operations). LJL disclaims any intent or obligation to update these forward-looking statements. As a result of these and other factors, LJL expects to experience significant fluctuations in operating results,


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and there can be no assurance that LJL will become or remain consistently profitable in the future.

For information on LJL BioSystems, Inc. via fax at no cost, dial 800-PRO-INFO (+732-544-2850 outside the U.S.), ticker symbol: LJLB



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